Exhibit 99.1

Prentiss Properties Trust	FOR FURTHER INFORMATION:
3890 West Northwest Hwy., Suite 400	Thomas F. August
Dallas, TX 75220	President & Chief Executive Officer
www.prentissproperties.com	(214) 654-0886
NYSE: PP

April 18, 2005

PRENTISS PROPERTIES REPORTS RESULTS OF OPERATIONS FOR FIRST

QUARTER 2005 AND ANNOUNCES CHICAGO ASSET SALE

Dallas, April 18, 2005 — Prentiss Properties Trust (NYSE: PP), a real estate investment trust (REIT) which focuses on office property ownership and development in select markets, today announced results for the first quarter of 2005. The following summarizes the results for the quarter ended March 31, 2005:

•	For the first quarter 2005, the Company reported net income of $12.7 million, or $0.23 per common share (diluted), compared to net income of $17.0 million, or $0.30 per common share (diluted) for the first quarter of 2004.

•	For the first quarter 2005, FFO totaled $36.7 million, or $0.73 per common share (diluted) compared to FFO of $37.5 million, or $0.77 per common share (diluted) for the first quarter of 2004.

•	As of March 31, 2005 the Company’s overall portfolio was 88.9 percent leased versus 88.1 percent at the end of the fourth quarter of 2004 and 90.8 percent at the end of the first quarter of 2004. As of March 31, 2005 the Company’s office portfolio was 88.4 percent leased versus 88.2 percent at the end of the fourth quarter of 2004 and 89.6 percent at the end of the first quarter of 2004.

•	On February 14, 2005 the Company, through Prentiss Office Investors (its consolidated joint venture with ABP), purchased President’s Plaza I & II for a gross purchase price of $51.5 million. This project consists of 197,000 square feet of class A office space which is approximately 87% leased and is located in Herndon, Virginia.

•	On March 15th and March 22nd of the quarter the Company closed on the sale of $52.8 million of subordinated debentures and on a refinancing of its Burnett Plaza project in Fort Worth, Texas. The gross proceeds from the two financings were approximately $167 million and were used to repay floating rate debt.

•	On April 8, 2005 the Company signed a contract to purchase the remaining 75% interest in the 1676 International Drive and 8260 Greensboro Drive buildings. The buildings, located in Tyson’s Corner, Virginia, are owned by Tyson’s International Partners, a partnership of which the Company currently owns a 25% interest.

•	On April 8, 2005, the Company paid a dividend of $0.56 per share for the first quarter.

•	The Company has hired Holliday Fenoglio Fowler, L.P. to actively pursue a potential sale transaction involving all of its properties in its Chicago Market or Midwest Region.

Prentiss Properties Trust 1st Quarter 2005 Earnings Release April 18, 2005

Chicago Asset Sale

The Company is putting up for sale all of the assets in its Chicago Market or Midwest Region. Holliday Fenoglio Fowler, L.P. has been retained as broker and will be marketing the properties for sale.

The Company’s Chicago portfolio consists of 16 office properties containing 2.2 million of owned square feet and 4 industrial properties containing 700,000 owned square feet. Additionally the Company has one office property in Detroit, Michigan, a 100% owned property containing 242,000 square feet, which is also being marketed for sale in this transaction.

The Company intends to maintain its regional office presence in the Chicago Market and will continue to make future investments in value added transactions in this market.

Acquisitions and Development

President’s Plaza I & II

On February 14, 2005 the Company, through Prentiss Office Investors (its consolidated joint venture with ABP), purchased President’s Plaza I & II for a gross purchase price of $51.5 million. President’s Plaza I is a 97,781 square foot, 4-story building built in 1991. President’s Plaza II is a 98,934 square foot, 4-Story building built in 1996. Both buildings are located over a one level underground parking structure and share surrounding surface parking, as well as a central, stair stepped, granite fountain visible from The Dulles Toll Road.

Both buildings feature 26,000 square foot floor plates and two story lobbies finished liberally with granite and wood. The exterior of the buildings are granite panels not typically found in this submarket. The buildings are currently 87% leased and are positioned with a moderate level of near term rollover to benefit from the current rising rental rate environment. Longer term leases, with good credit tenants such as Nissan and Airbus, along with a highly visible location, make this project likely to maintain and increase value over the long term.

Tyson’s International Partnership Purchase

On April 8, 2005 the Company signed a contract to purchase the remaining 75% partnership interest in Tyson’s International Partners. The partnership owns 1676 International Drive and 8260 Greensboro Drive, two class A office properties containing 460,000 square feet in Tyson’s Corner, Virginia. The Company acquired its current 25% interest in these properties as part of the Brandywine Realty Trust asset swap transaction in 2001 and at that time began managing and leasing the properties as well. The Company will increase its investment in these assets by approximately $95 million to acquire the additional 75% ownership. The purchase is expected to close on May 1, 2005.

Prentiss Properties Trust 1st Quarter 2005 Earnings Release April 18, 2005

Development Activity

During the second quarter of 2004, the Company began construction of High Bluff Ridge, a 158,000 net rentable square foot, Class A, office development in the northern San Diego suburb of Del Mar. The project is 50% pre-leased to Morrison & Foerster LLP.

The Company is developing High Bluff Ridge through a joint venture with Southwind Construction, Inc. The Company is a 70% owner and the managing general partner.

Consolidated Financial Results

First quarter 2005 revenues totaled $98.1 million compared to $87.8 million during the first quarter of 2004. For the first quarter 2005, the Company reported net income of $12.7 million, or $0.23 per common share (diluted), compared to $17 million, or $0.30 per common share (diluted), for the first quarter of 2004. FFO totaled $36.7 million, or $0.73 per common share (diluted) for the first quarter 2005, compared to $37.5 million, or $0.77 per common share (diluted) for the first quarter of 2004. Operating results were positively impacted by the Lakeside Point and President’s Plaza acquisitions and negatively impacted by rental rate roll-downs, property sales, decreased lease termination income and increased depreciation and amortization expenses.

FFO is a widely recognized measure of REIT operating performance. FFO is a non-GAAP financial measure and, as defined by the National Association of Real Estate Investment Trusts, means net income, computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures and subsidiaries. We believe that FFO is helpful to investors and our management as a measure of our operating performance because it excludes depreciation and amortization, gains and losses from property dispositions, and extraordinary items, and, as a result, when compared year over year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, development activities, general and administrative expenses, and interest costs, providing perspective not immediately apparent from net income. In addition, we believe that FFO provides useful information to the investment community about our financial performance when compared to other REITs since FFO is generally recognized as the industry standard for reporting the operating performance of REITs. However, our FFO may not be comparable to FFO reported by other REITs that do not define FFO exactly as we do. We believe that in order to facilitate a clear understanding of our operating results, FFO should be examined in conjunction with net income as presented in our consolidated financial statements. We believe that net income is the most directly comparable GAAP financial measure to FFO. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income or to cash flows as an indication of our performance or as a measure of liquidity or ability to make distributions. A reconciliation of net income, the most directly comparable GAAP measure, to FFO is attached as a schedule to this press release.

Prentiss Properties Trust 1st Quarter 2005 Earnings Release April 18, 2005

FFO does not reflect depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties. These are significant economic costs that could materially impact our results of operations.

Adjusted FFO is a non-GAAP financial measure that we define as FFO (defined above) excluding (adding back) impairment losses related to real estate and real estate related assets and debt losses related to real estate assets sold. We believe that our Adjusted FFO provides useful information to the investment community about our financial performance when compared to other REITs as it eliminates FFO differences caused by the timing and classification within the income statement of real estate and real estate debt related losses. However, our Adjusted FFO may not be comparable to FFO or Adjusted FFO reported by other REITs that do not define FFO or Adjusted FFO exactly as we do. We believe that in order to facilitate a clear understanding of our operating results, Adjusted FFO should be examined in conjunction with net income as presented in our consolidated financial statements and notes thereto. We believe that net income is the most directly comparable GAAP financial measure to Adjusted FFO. Adjusted FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income as an indication of our performance or to cash flows as a measure of liquidity or ability to make distributions.

Like FFO, our Adjusted FFO does not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which are significant economic costs that could materially impact our results of operations.

Earnings guidance for 2005 will be discussed by management on the April 19, 2005 conference call. Instructions for accessing the conference call can be found in the Additional Information section of this press release.

Portfolio Performance

The Company’s office portfolio was 88.4 percent leased at the end of the first quarter 2005 versus 88.2 percent at the end of the fourth quarter 2004 and 89.6 percent at the end of the first quarter of 2004. The Company’s industrial portfolio was 92.6 percent leased at the end of the first quarter 2005 versus 87.8 percent at the end of the fourth quarter 2004 and 98.6 percent at the end of the first quarter of 2004.

The Company’s overall portfolio was 88.9 percent leased at the end of the first quarter 2005 versus 88.1 percent at the end of the fourth quarter 2004 and 90.8 percent at the end of the first quarter of 2004.

During the quarter, the Company signed office property renewals and new leases totaling 532,000 square feet and industrial property new leases totaling 146,000 square feet, for a total of 678,000 square feet of signed leases.

Prentiss Properties Trust 1st Quarter 2005 Earnings Release April 18, 2005

Average straight-line net rents on new and renewed office leases were 3 percent below those on expiring leases. We signed a new month to month short term lease in one of our industrial properties where we recently had an expiration. The new tenant is using the space primarily for storage and we are accommodating them while we continue to look for a new long term tenant. This has allowed us to collect some income between tenants, however from a statistical stand point our average straight-line net rents on new industrial leases were 63 percent below those on expiring leases.

The Company’s largest lease executions during the quarter are as follows:

1)	Xerox, Inc., executed a new 21,056 square foot, 11 year lease at 123 N. Wacker in Rosemont, Illinois.

2)	SRA International Inc., executed a new 75,384 square foot, 5 year 2 month lease at Willow Oaks III in Fairfax, Virginia.

3)	Centex Homes, executed a new 85,453 square foot, 12 year lease at Park West E-2 in Dallas, Texas.

4)	Automotive Aftermarket Industry Association, executed a new 17,159 square foot, 10 year lease at 7101 Wisconsin Avenue in Bethesda, Maryland.

5)	Phoenix International Freight Services, Ltd. executed a 66,600 square foot, 7 year renewal at Pacific Gateway Center in Torrance, California.

6)	Abbott Laboratories executed a 19,909 square foot, 3 year 7 month lease renewal at Lakeside Point I in Waukegan, Illinois.

7)	C.C. Pace Resources, Inc., executed a 34,880 square foot, 5 year lease renewal at 4401 Fair Lakes in Fairfax, Virginia.

8)	Great-West Life Annuity & Insurance Company, executed a 18,591 square foot, 7 year, 8 month lease renewal/relocation at One O’Hare Centre in Rosemont, Illinois.

9)	Network Inference, Inc. executed a 12,607 square foot, 3 year lease renewal/expansion at Carlsbad Airport Plaza in Carlsbad, California.

10)	PacifiCare Health Plan Administrators, Inc. executed a 64,140 square foot, 5 year, 6 month lease renewal of their premises at the PacifiCare Building in Englewood, Colorado.

11)	Atheros Communications, Inc. executed an 87,329 square foot, 61 month new lease at 5480 Great American Parkway in Silicon Valley, California. This lease was signed in April 2005 with commencement expected in June 2005.

Lease expirations for office properties for the remainder of 2005 and calendar 2006 total 739,000 square feet and 1,722,000 square feet, respectively, which equates to 5 percent and 11 percent of the Company’s net rentable office square feet during those years.

Capital Markets and Financing

As of March 31, 2005, the Company’s market value of equity was $1.72 billion. Total market capitalization at March 31, 2005 was $2.99 billion, compared to a total asset book value of $2.34 billion (including a pro-rata share of unconsolidated and consolidated joint venture assets). As of March 31, 2005, Debt to Total Market Capitalization (market value

Prentiss Properties Trust 1st Quarter 2005 Earnings Release April 18, 2005

equity plus debt) stood at 42.5 percent compared to 38.8 percent as of December 31, 2004 and 38.0 percent as of March 31, 2004.

The Company’s debt balance at March 31, 2005, including its share of unconsolidated and consolidated joint venture debt, was $1.268 billion. Of this amount, $770.8 million was fixed rate, non-recourse, long-term mortgages and fixed rate, recourse debt. The remaining $497.5 million was floating rate debt, of which $370.9 million was hedged as of the end of the first quarter of 2005.

On March 15, 2005 the Company sold $52.8 million of subordinated debentures through Prentiss Properties Capital Trust I, a trust where JPMorgan Chase Bank, NA serves as trustee. The debentures are subordinate to the Company’s other debt holders and have an interest rate of 1.25% over LIBOR and a term of 30 years. The debentures are redeemable by the Company at face value any time after March 30, 2010 and prior to March 30, 2010 under certain circumstances at a premium. In addition to attractive pricing, the debentures provide maximum flexibility since they have no financial covenant requirements.

On March 22, 2005 the Company closed on a $114.2 million refinancing of Burnett Plaza. Burnett Plaza is a 1.0 million square foot, Class A office tower in the downtown Fort Worth market. This transaction locks in extremely favorable long term financing rates for the next 10 years on a non-recourse basis. The all in interest rate is 5.02% and is interest only for three years converting to amortizing for the remaining seven years on a 30 year amortization schedule.

During the first quarter of 2005, the Company’s weighted average cost of debt, including all costs related to hedge amortization, swap payments and unused commitment fees, was 6.08 percent. At March 31, 2005, excluding the Company’s line of credit, the weighted average maturity of debt was 7 years.

Dividends, Capital Expenditures and Funds Available for Distribution (FAD)

The Company declared a $0.56 regular quarterly dividend on March 10, 2005 to owners (shares and units) of record as of March 31, 2005 and paid the dividend on April 8, 2005. The annualized dividend of $2.24 per share represented a yield of 6.5 percent based on the Friday, April 15, 2005 closing share price of $34.53. The FFO and FAD payout ratios for the quarter ended March 31, 2005 were 76.69 percent and 114.68 percent.

The Company spent $10.5 million in non-incremental capital expenditures during the quarter, of which $2.3 million represented capital improvements and repairs to the properties and $8.2 million represented costs paid with respect to leasing and tenant improvements.

For office leases signed during the quarter, the Company’s average non-incremental leasing and tenant improvement costs per square foot were $21.49, or $3.59 per square foot per year. These costs were based on 496,000 square feet of non-incremental office leases signed during the quarter.

Prentiss Properties Trust 1st Quarter 2005 Earnings Release April 18, 2005

For industrial leases signed during the quarter, the Company’s average non-incremental leasing and tenant improvement were $.02 cents per square foot per year. These costs were based on the new short term, storage industrial lease previously discussed for 146,000 square feet executed during the quarter.

Funds Available for Distribution (FAD) totaled approximately $24.6 million for the quarter ended March 31, 2005.

FAD is a non-GAAP financial measure that we define as Adjusted FFO (as defined above) less non-incremental capital expenditures, straight-line rent adjustments, rental income adjustments recognized in accordance with Statement of Financial Accounting Standards No. 141 (SFAS No. 141) and the amortization of financing costs. We believe that FAD is helpful to investors and our management as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing and investing activities, it provides investors with an indication of our ability to incur and service debt and to fund dividends and other cash needs. Our FAD may not be comparable to FAD reported by other REITs that do not define FAD exactly as we do. We believe that in order to facilitate a clear understanding of our operating results, FAD should be examined in conjunction with net income as presented in our consolidated financial statements and notes thereto.

We believe that net income is the most directly comparable GAAP financial measure to FAD. FAD does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income as an indication of our performance or to cash flows as a measure of liquidity or ability to make distributions. A reconciliation of net income, the most directly comparable GAAP measure, to FAD is attached as a schedule to this press release.

Additional Information

The Company will broadcast its first quarter 2005 earnings conference call on Tuesday, April 19, 2005. The conference call will begin at 10:00 AM CDT and will last for approximately one hour. Those interested in listening via the Internet can access the conference call at www.prentissproperties.com. Please go to the Company’s web site 15 minutes prior to the start of the call to register. It may be necessary to download audio software to hear the conference call. To do so, click on the Real Player icon and follow directions from there. Those interested in listening via the telephone can access the conference call at (303)-262-2140. A replay of the conference call will be available via phone through April 26, 2005 at (303) 590-3000, passcode #11026903 or via the Internet on the Company’s website. Additional information on Prentiss Properties Trust, including an archive of corporate press releases and conference calls, is available on the Company’s web site. The Company’s first quarter 2005 Supplemental Operating and Financial Data, which includes a reconciliation of GAAP to Non-GAAP financial measures, will be available on the Company’s web site at www.prentissproperties.com prior to the start of the conference call.

Prentiss Properties Trust 1st Quarter 2005 Earnings Release April 18, 2005

About Prentiss Properties Trust

Prentiss Properties Trust is a self-administered and self-managed real estate investment trust (“REIT”). It owns interests in 135 operating properties with approximately 18.5 million square feet – 16.3 million of office properties and 2.2 million of industrial properties. The Company also has a 158,000 square foot development project in construction at this time. The Company, through various management subsidiaries, manages approximately 28 million square feet of office and industrial properties owned by Prentiss, its affiliates and third parties.

With its headquarters in Dallas, Texas, Prentiss Properties focuses on the ownership of office properties in Metropolitan Washington D.C., Chicago, Dallas, Austin, Northern California and Southern California. It is a full service real estate company with in-house expertise in areas such as acquisitions, development, facilities management, property management and leasing.

Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the Private Litigation Reform Act of 1995. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intent,” “predict,” “project” and similar expressions as they relate to Prentiss Properties Trust or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions including the risks discussed in our filings with the Securities and Exchange Commission. If one or more of these risks materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this press release reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no current intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Financial Tables to Follow

For more information on Prentiss Properties Trust,

visit the Company’s website at www.prentissproperties.com

Calculation of FFO and FAD

For Common Shares and Common Share Equivalents

(000s, except per share data)

	Three Months Ended
	3/31/2005	12/31/2004	9/30/2004	6/30/2004	3/31/2004
Funds from Operations (FFO):
Net income	$12,703	$14,078	$12,554	$18,792	$16,999
Adjustments:
Real estate depreciation and amortization (1)	24,407	24,294	24,368	23,785	22,982
Minority interests (2)	312	366	333	538	496
Minority interest share of depreciation and amortization	(1,431)	(1,377)	(1,181)	(1,303)	(821)
Pro rata share of joint venture depreciation and amortization	747	756	749	744	736
Issue costs of preferred units redeemed	—	—	—	—	(1,600)
(Gain)/loss on sale of real estate	(15)	(3,593)	1,821	(10,091)	(1,316)
FFO applicable to common and common equivalents	$36,723	$34,524	$38,644	$32,465	$37,476
Impairment losses and debt defeasance related to real estate	—	2,900	—	5,316	—
Adjusted FFO applicable to common and common equivalents	$36,723	$37,424	$38,644	$37,781	$37,476
Weighted average common shares, units and common shares equivalents (diluted)	50,214	50,174	50,086	49,738	48,896
Adjusted FFO per weighted average shares outstanding (diluted)	$0.73	$0.75	$0.77	$0.76	$0.77
Funds Available for Distribution (FAD):
Adjusted FFO	$36,723	$37,424	$38,644	$37,781	$37,476
Adjustments:
Straight-line rent adjustment	(2,221)	(2,053)	(2,199)	(2,231)	(2,479)
FAS 141 adjustment	(155)	(162)	(344)	(256)	10
Amortization of deferred financing fees	689	544	646	582	579
Capital expenditures	(10,479)	(14,987)	(10,077)	(8,209)	(9,485)
FAD	$24,557	$20,766	$26,670	$27,667	$26,101
Weighted average common shares, units and common shares equivalents (diluted)	50,214	50,174	50,086	49,738	48,896
Dividend per share	$0.560	$0.560	$0.560	$0.560	$0.560
Total dividend declared	$28,163	$28,096	$28,065	$28,032	$27,734
Payout ratio of Adjusted FFO	76.69%	75.07%	72.62%	74.20%	74.00%
Payout ratio of FAD	114.68%	135.30%	105.23%	101.32%	106.26%

(1)	- Excludes depreciation and amortization not related to real estate.

(2)	- Represents the minority interest attributable to holders of common partnership units. The units are included in the share count.

Prentiss Properties Trust

Consolidated Statements of Income

(in thousands, except per share amounts)

	Three Months Ended
	3/31/2005	12/31/2004	9/30/2004	6/30/2004	3/31/2004
Revenues:
Rental income	$95,039	$93,897	$91,008	$87,622	$84,298
Service business and other income	3,050	4,277	3,216	2,928	3,488

	98,089	98,174	94,224	90,550	87,786

Operating expenses:
Property operating and maintenance	26,045	25,604	22,685	22,015	21,377
Real estate taxes	10,859	10,894	9,396	9,780	9,336
General and administrative and personnel cost	2,883	3,010	3,423	2,785	2,585
Expenses of service business	2,655	3,213	2,670	2,466	1,649
Depreciation and amortization	24,559	24,393	24,171	22,467	21,284

	67,001	67,114	62,345	59,513	56,231

Other expenses:
Interest expense	17,875	17,433	17,580	16,825	16,199
Amortization of deferred financing costs	718	559	651	568	565
Income from continuing operations before equity in income of unconsolidated joint ventures, loss on securities, impairment and minority interests	12,495	13,068	13,648	13,644	14,791
Equity in income of unconsolidated joint ventures	698	639	616	596	578
Loss on investment in securities	—	—	—	(420)	—
Loss from impairment of mortgage loan	—	(2,900)	—	—	—
Minority interests	(505)	(258)	(323)	(563)	(1,600)

Income from continuing operations	12,688	10,549	13,941	13,257	13,769
Discontinued operations:
Income from discontinued operations including impairment losses	—	44	390	942	1,978
Gain/(loss) from disposition of discontinued operations	15	3,593	(1,821)	10,185	—
Loss from debt defeasance related to sale of real estate	—	—	—	(5,316)	—
Minority interest related to discontinued operations	—	(108)	44	(182)	(64)

	15	3,529	(1,387)	5,629	1,914
Income before (loss)/gain on sale of land and an interest in a real estate partnership	12,703	14,078	12,554	18,886	15,683
(Loss)/gain on sale of land and an interest in a real estate partnership	—	—	—	(94)	1,316

Net income	12,703	14,078	12,554	18,792	16,999
Preferred dividends	(2,113)	(2,113)	(2,113)	(2,113)	(3,713)

Net income applicable to common shareholders	$10,590	$11,965	$10,441	$16,679	$13,286

Net income per common share - basic	$0.24	$0.27	$0.23	$0.38	$0.31

Weighted average number of common shares outstanding - basic	44,884	44,799	44,691	44,386	43,426

Net income per common share - diluted	$0.23	$0.27	$0.23	$0.37	$0.30

Weighted average number of common shares and common share equivalents outstanding-diluted	45,109	45,024	44,882	44,527	43,670

Prentiss Properties Trust

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	3/31/2005	12/31/2004	9/30/2004	6/30/2004	3/31/2004
Assets
Operating real estate:
Land	$349,779	$341,321	$336,245	$345,089	$325,623
Buildings and improvements	1,827,141	1,789,043	1,731,346	1,779,810	1,728,823
Less: accumulated depreciation	(245,518)	(234,007)	(224,748)	(221,575)	(222,080)

	1,931,402	1,896,357	1,842,843	1,903,324	1,832,366
Construction in progress	28,963	23,417	18,085	12,594	—
Land held for development	59,084	59,014	58,871	43,678	47,462
Deferred charges and other assets, net	269,015	260,283	236,392	233,238	209,744
Notes receivable, net	1,500	1,500	5,440	5,942	6,440
Receivables, net	55,910	55,772	54,841	51,030	49,451
Cash and cash equivalents	10,785	8,586	6,956	10,035	11,215
Escrowed cash	7,151	9,584	9,579	10,149	13,062
Investments in securities and insurance contracts	5,110	3,279	2,928	3,030	3,395
Investments in unconsolidated joint ventures	14,648	12,943	12,906	12,774	14,274
Interest rate hedges	7,242	2,804	2,107	5,099	475

Total assets	$2,390,810	$2,333,539	$2,250,948	$2,290,893	$2,187,884

Liabilities and Shareholders’ Equity
Liabilities:
Mortgages and notes payable	$1,249,083	$1,191,911	$1,115,534	$1,103,992	$1,034,934
Interest rate hedges	1,222	3,850	6,775	5,277	10,476
Accounts payable and other liabilities	89,059	105,304	93,255	82,706	70,492
Distributions payable	28,192	28,103	28,072	28,041	27,742

Total liabilities	1,367,556	1,329,168	1,243,636	1,220,016	1,143,644

Minority interest in operating partnership	24,613	24,990	26,790	27,738	27,476

Minority interest in real estate partnerships	62,029	35,792	30,858	77,843	69,841

Commitments and contingencies
Shareholders’ equity:
Preferred shares $.01 par value, 20,000,000 shares authorized, 3,773,585 shares issued and outstanding	100,000	100,000	100,000	100,000	100,000
Common shares $.01 par value, 100,000,000 shares authorized, 48,394,871 and 48,268,845 (includes 3,269,746 and 3,286,957 in treasury) shares issued and outstanding at March 31, 2005 and December 31, 2004, respectively	484	483	481	480	475
Additional paid-in capital	1,024,545	1,020,917	1,017,744	1,014,116	997,537
Common shares in treasury, at cost, 3,269,746 and 3,286,957 shares at March 31, 2005 and December 31, 2004, respectively	(82,376)	(82,694)	(82,505)	(82,159)	(82,115)
Unearned compensation	(6,491)	(3,386)	(3,827)	(4,254)	(4,782)
Accumulated other comprehensive income	6,595	(302)	(4,061)	564	(9,176)
Retained earnings/(distributions in excess of earnings)	(106,145)	(91,429)	(78,168)	(63,451)	(55,016)

Total shareholders’ equity	936,612	943,589	949,664	965,296	946,923

Total liabilities and shareholders’ equity	$2,390,810	$2,333,539	$2,250,948	$2,290,893	$2,187,884